UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2023

UR-ENERGY INC.
(Exact name of registrant as specified in its charter)

Canada	001-33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange   Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	URG (NYSE American): URE (TSX)	NYSE American; TSX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2023, Ur-Energy Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co., as representative of the underwriters named therein (the “Underwriters”), in connection with an underwritten public offering of 34,000,000 of the Company’s common shares (the “Common Shares”) and accompanying warrants to purchase 17,000,000 Common Shares, at a combined public offering price of $1.18 per share and accompanying common share purchase warrant. The exercise price per whole share purchasable from the exercise of the warrants will be $1.50 per common share, and the warrants will expire three years from the date of issuance.

Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 5,100,000 additional Common Shares and additional warrants to purchase up to 2,550,000 Common Shares. On February 16, 2023, the Underwriters exercised their option to purchase 5,100,000 additional Common Shares and additional warrants to purchase an additional 2,550,000 Common Shares. The gross proceeds to the Company from the offering are expected to be approximately $46.1 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. All of the securities in the offering are being sold by the Company.

On February 21, 2023, the Company entered into a Warrant Agreement with Computershare Trust Company, N.A. (the “Warrant Agreement”). Pursuant to the Warrant Agreement, the warrants may be exercised at any time on or after the date of issuance and will expire on February 21, 2026. The warrants contain provisions that prohibit exercise if the holder, together with any affiliates, would beneficially own in excess of 4.99%, or 9.99% upon notice by the holder or automatically if such holder already beneficially owns in excess of 4.99%, of the number of Common Shares outstanding immediately after giving effect to such exercise. The holder of the warrants may increase or decrease this percentage by providing at least 61 days prior notice to the Company. In the event of certain corporate transactions, the holders of the warrants will be entitled to receive, upon exercise of the warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such transaction. The warrants do not contain voting rights or any of the other rights or privileges as a holder of Common Shares. There is no established trading market for the warrants and the Company does not expect a market to develop. In addition, the Company does not intend to apply for the listing of the warrants on any national securities exchange or other trading market.

The offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-261309) previously filed with the Securities and Exchange Commission and declared effective on December 17, 2021, and a preliminary and final prospectus supplement thereunder.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The Underwriting Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

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The preceding summary of the Underwriting Agreement and warrants is qualified in its entirety by reference to the full text of the Underwriting Agreement and the Warrant Agreement, copies of which are attached as Exhibit 1.1 and Exhibit 4.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated February 15, 2023, between Ur-Energy Inc. and Cantor Fitzgerald & Co., as representative of the underwriters named therein.
4.1	Warrant Agreement, dated February 21, 2023, between Ur-Energy Inc. and Computershare Trust Company, N.A.
5.1	Opinion of Fasken Martineau DuMoulin LLP
5.2	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Fasken Martineau DuMoulin LLP (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Davis Graham & Stubbs LLP (included in the opinion filed as Exhibit 5.2)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ur-Energy Inc.

Date: February 21, 2023	By:	/s/Penne A. Goplerud
Name: Penne A. Goplerud
Title: Corporate Secretary and General Counsel

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